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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE                 Contact:
December 22, 1997                     James Crosson
                                      212-395-2285
                                      james.crosson@ba.com


                         Bell Atlantic Plans to Issue
                              Exchangeable Notes

NEW YORK -- Bell Atlantic (NYSE:BEL) announced today that it plans to issue approximately $2.6 billion in exchangeable notes for general corporate purposes. The notes will have a medium-term maturity of five to seven years and will be exchangeable into shares of Telecom Corporation of New Zealand (TCNZ), with the exchange price established at a premium to the TCNZ share price at the time of the offering.

The notes will be non-callable for a period of at least three years, and will not be exchangeable by investors for an initial period of 18 months. Upon exchange by investors, Bell Atlantic will retain the option to settle in cash or by delivery of shares.

Proceeds from the offering will be used to enhance Bell Atlantic's balance sheet as the company pursues growth opportunities in its regional landline, global wireless and international businesses.

Bell Atlantic owns 24.95 percent of TCNZ, or about 437.2 million ordinary shares. It is anticipated that the amount of debt issued will be supported by these current shareholdings.

The timetable for the issue may be subject to market activities and approvals of parties other than Bell Atlantic. Bell Atlantic will coordinate its activities with TCNZ management.

Bell Atlantic has not yet determined whether to register the notes under the Securities Act of 1933. The notes may not be offered or sold in the United States without registration or an applicable exemption.




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The new Bell Atlantic - formed through the merger of Bell Atlantic and
NYNEX - is at the forefront of the new communications, information and entertainment industry. With 40 million telephone access lines and 5.8 million wireless customers worldwide, Bell Atlantic companies are premier providers of advanced wireline voice and data services, market leaders in wireless services and the world's largest publishers of directory information. Bell Atlantic companies are also among the world's largest investors in high-growth global communications markets, with operations and investments in 21 countries.

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INTERNET USERS: Bell Atlantic news releases, executive speeches, news media contacts and other useful information are available at Bell Atlantic's News Center on the World Wide Web (http://www.ba.com). To receive news releases by e-mail, visit the News Center and register for personalized automatic delivery of Bell Atlantic news releases.



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